EXHIBIT 99.1

12900 Snow Road Parma, OH 44130

N E W S R E L E A S E

CONTACT: Kelly Taylor

Manager, Investor Relations

(216) 676-2000

GrafTech Today Announced That It Has:

•	Agreed to Acquire Seadrift Coke L.P. and C/G Electrodes LLC

•	Concluded $260 Million Revolving Credit Facility Refinancing

•	Reported First Quarter 2010 Results

Parma, OH – April 29, 2010 – GrafTech International Ltd. (NYSE:GTI) today announced that it has signed Agreements to acquire the remaining interest in Seadrift Coke L.P. (Seadrift), the world’s second largest petroleum-based needle coke producer, and all of the equity interest in C/G Electrodes LLC (C/G), a US-based graphite electrode producer, for an aggregate of $692 million1 (net of $74 million allocable to GrafTech for its existing interests in Seadrift). GrafTech also announced today the successful completion of the refinancing of its principal revolving credit facility and reported financial results for the first quarter ended March 31, 2010.

Seadrift, C/G Transaction Highlights

Under the Agreements, GrafTech will become owner of 100 percent of Seadrift, of which it already owns 18.9 percent, and 100 percent of C/G. Current C/G and Seadrift owners (excluding GrafTech’s interest) will receive 24 million shares of GrafTech common stock, $232 million in cash and $200 million in non-interest bearing five-year Senior Subordinated Notes, which have a discounted fair market value of $136 million2. The transactions are expected to be accretive to earnings in the first full year following closings, including the benefits of synergies but prior to purchase price accounting adjustments. The two acquisitions are expected to close independently after customary regulatory clearances.

Craig Shular, Chief Executive Officer of GrafTech, commented, “These acquisitions underscore our belief in the strong graphite electrode industry fundamentals. The acquisition of Seadrift secures a large portion of our key raw material, needle coke, which strategically positions GrafTech to participate in the broader graphite electrode value chain. GrafTech’s strong balance sheet

[1]	Equity consideration valued at the April 28, 2010 closing share price of $13.47.
[2]	Present value basis at an eight percent discount rate.

has enabled us to capitalize on these strategic acquisitions to accelerate the growth of our Company and better serve our global steel customers.”

These acquisitions are anticipated to generate operational synergies of approximately $8 million per year, primarily related to savings associated with manufacturing, transportation and overhead efficiencies. By leveraging the tax efficiencies inherent in our business model and effectively utilizing our tax attributes, we anticipate that we will realize favorable tax benefits of approximately $8 million annually. In addition, we expect to generate working capital improvements of approximately $10 million.

Seadrift is the world’s second largest manufacturer of petroleum-based needle coke located in Seadrift, Texas. The manufacturing plant, built in 1983, has current capacity for producing approximately 160,000 metric tons of needle coke annually and employs approximately 141 people. Seadrift shipped approximately 148,000 metric tons of needle coke in 2008 and reported revenues of $330 million and earnings before interest, taxes, depreciation, and amortization (EBITDA) of $65 million3. In 2009, shipments declined dramatically in light of the global economic crisis to 39,000 metric tons resulting in revenue of $74 million and EBITDA of $16 million4.

C/G is a US-based graphite electrode producer formed in 2003 in St. Mary’s, Pennsylvania. C/G employs approximately 153 people and has current capacity for producing approximately 27,000 tons of graphite electrodes annually. C/G sold approximately 26,000 metric tons of graphite electrodes in 2008, resulting in revenues of $143 million and EBITDA of $43 million. In 2009, revenues were $76 million and EBITDA was $29 million due to depressed shipment volumes of only 10,000 metric tons.

Pursuant to the Agreements, Nathan Milikowsky, General Partner and majority owner of both Seadrift and C/G, will be named to GrafTech’s Board of Directors upon the closings. Milikowsky, who received a bachelor’s degree from Yale University, is an experienced steel industry executive who brings valuable business experience to our Board.

GrafTech 2010 First Quarter Highlights

•	Net sales increased 61 percent to $216 million, versus $134 million in the first quarter of 2009.

•	Gross profit more than doubled to $68 million or 31.6 percent of sales, as compared to $32 million or 24.0 percent of sales in the first quarter of 2009.

[3]	Seadrift’s 2008 EBITDA has been adjusted for $15 million in extraordinary maintenance expenses incurred in the calendar year.
[4]	Seadrift’s 2009 EBITDA has been adjusted for $12 million of write-off of fixed assets.

•	Operating income improved to $43 million, versus $8 million in the first quarter of 2009. Operating income margin was 20.0 percent of sales, up from 6.3 percent in the same period in 2009.

•

Net income was $34 million, or $0.28 per diluted share, versus $8 million, or $0.07 per diluted share, in the first quarter of 2009. Excluding the $4 million benefit of currency gains on the remeasurement of intercompany loans, net income was $30 million or $0.25 per diluted share in the first quarter of 2010. The remeasurement of intercompany loans generated a non-cash gain of $6 million in the first quarter of 2009.

•	Net cash provided by operating activities was $20 million, versus $14 million in the first quarter of 2009.

Mr. Shular, commented, “We experienced improving electrode sales volumes as our steel customers steadily increased their operating rates throughout the first quarter. This has allowed us to benefit from significant operating leverage in the quarter.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $182 million in the 2010 first quarter, as compared to $105 million in the 2009 first quarter. Operating income for the Industrial Materials segment was $42 million, versus $7 million in the same period in 2009. The increase was primarily due to higher graphite electrode sales volume related to increased demand for our products as the destocking activity witnessed in 2009 came to an end and electric arc furnace (EAF) steel operating rates improved significantly year-over-year. The improved volumes contributed to top line growth and allowed for better fixed cost absorption, which was offset in part by rising raw material costs and unfavorable currency movement.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $33 million in the 2010 first quarter, as compared to $30 million in the 2009 first quarter. Operating income for the Engineered Solutions segment was $1 million, as compared to $2 million in the 2009 first quarter. The decline in operating income was primarily the result of an unfavorable product mix as well as unfavorable fixed cost absorption associated with lower operating rates.

In March, GrafTech was awarded a fuel cell grant of $200,000 from the U.S. Department of Energy. This grant recognizes GrafTech’s considerable expertise in fuel cell development and is intended to aid in the continued development and commercialization of fuel cells.

Corporate

Selling and administrative and research and development expenses were $25 million as compared to $24 million in the 2009 first quarter. The higher expense is primarily related to additional research and development funding as we work to commercialize new products and an increase in sales commissions as demand for our products improved in the first quarter of 2010.

Other income, net, was $3 million as compared to $6 million in the 2009 first quarter, both largely the result of the remeasurement of intercompany loans which generated a non-cash gain of approximately $4 million in the first quarter 2010 and $6 million in the first quarter 2009.

Credit Agreement Refinancing Highlights

The refinancing amends the existing senior-secured revolving credit facility, which was scheduled to expire July 15, 2010. The new $260 million revolver represents a $45 million increase over the prior agreement and extends the maturity date to April 29, 2013. The primary purpose of the facility is to fund working capital requirements and provide liquidity for future growth. The transaction was syndicated to a group of lenders led by J.P. Morgan, Bank of America Securities and BNP Paribas.

Mr. Shular, commented, “The improvements made to the balance sheet and subsequent recognition by the rating agencies enabled a successful refinancing in a still weak credit environment. Securing a new credit agreement is a key component to supporting and propelling growth.”

GAAP Earnings Disclosure

In an effort to simplify our disclosures, we will report GAAP only earnings, eliminating non-GAAP disclosures and related reconciliations. As such, our current minority interest in Seadrift earnings and other (income) expense, net, have been included, and will be included going forward, in our reported earnings. After the acquisition, Seadrift results will be fully consolidated with our results. To the extent that there are non-recurring items, we plan to highlight the impact to earnings in our discussion.

Outlook

Based on International Monetary Fund (IMF) projections and other economic forecasts, the global recession has largely concluded in most regions and recovery is underway in advanced and emerging economies, although to varying degrees. The recovery is expected to continue however risks remain to global economic stability. Accordingly, steel producers have raised operating rates to respond to current market demand and have begun to extend their graphite electrode buying patterns.

First quarter results came in stronger than expected as a result of improved global demand, which necessitated higher operating rates at our graphite electrode facilities than we had initially anticipated. Excluding the impact of first quarter foreign currency gains on the remeasurement of intercompany loans, we expect second quarter results to be slightly higher than the first quarter as improving graphite electrode volumes are offset in part by lower graphite electrode market prices and rising raw material costs. The third quarter, which has historically been a weaker quarter, is expected to be lower than the second quarter as graphite electrode volumes decline in response to weaker demand associated with the normal European holiday season. As a result, we expect operating income to be lower in the third quarter, as compared to the prior quarter, with demand anticipated to return in the fourth quarter.

Our Engineered Solutions segment has historically entered a recession three to six months later than our Industrial Materials segment, and likewise has historically exited the recession three to six months after our Industrial Materials segment. Therefore, we expect increasing traction in this segment in the second half of 2010.

If IMF projections and other economic forecasts described above were to materialize, we would expect the following results in 2010, excluding any impact from the planned acquisitions of Seadrift and C/G:

•	Operating income would be in the range of $170 million to $180 million;

•	Overhead expense (selling and administrative and research and development expenses) would be in the range of $105 million to $110 million;

•	Capital expenditures would be approximately $70 million to $75 million;

•	Depreciation expense would be approximately $38 million (previous guidance was $35 million);

•	The effective tax rate would be in the range of 24 percent to 27 percent;

•	Cash flow from operations would be in the range of $100 million to $110 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the first quarter ended March 31, 2010 and outlook for 2010; future sales, costs, working capital, revenues, business opportunities; future operational performance; strategic plans; stock repurchase plans; costs of materials and production, and supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we have made or may make in the future; our ability to complete the acquisition of Seadrift and C/G and integrate their respective operations; financing (including factoring and supply chain financing) activities; debt levels; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and negative changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2010 first quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; investments and acquisitions including the acquisition of Seadrift and C/G, that we make or may make in the future; failure to successfully integrate into our business or the failure of such investments and acquisitions; failure to achieve expected synergies, provide the performance or returns expected from such investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; delays in customer destocking activities or declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum based coke, or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

(Unaudited)

	At December 31, 2009	At March 31, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$50,181	$88,532
Accounts and notes receivable, net of allowance for doubtful accounts of $4,545 at December 31, 2009 and $4,482 at March 31, 2010	117,620	123,066
Inventories	245,511	258,779
Loan to non-consolidated affiliate	6,000	—
Prepaid expenses and other current assets	9,586	9,536

Total current assets	428,898	479,913

Property, plant and equipment	982,173	970,989
Less: accumulated depreciation	610,182	607,008

Net property, plant and equipment	371,991	363,981
Deferred income taxes	11,437	23,813
Goodwill	9,037	9,047
Other assets	7,298	7,480
Investment in non-consolidated affiliate	63,315	62,541
Restricted cash	632	555

Total assets	$892,608	$947,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$33,928	$36,269
Short-term debt	1,113	—
Accrued income and other taxes	38,977	46,126
Supply chain financing liability	14,404	39,073
Other accrued liabilities	91,907	94,413

Total current liabilities	180,329	215,881

Long-term debt	1,467	1,327
Other long-term obligations	108,267	106,535
Deferred income taxes	25,486	26,605

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 124,027,399 shares issued at December 31, 2009 and 124,426,634 shares issued at March 31, 2010	1,240	1,244
Additional paid-in capital	1,300,051	1,303,180
Accumulated other comprehensive loss	(305,644)	(321,247)
Accumulated deficit	(305,202)	(271,674)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2009 and 4,065,473 at March 31, 2010	(112,511)	(113,649)
Less: common stock held in employee benefit and compensation trusts, 71,493 shares at December 31, 2009 and 68,958 shares at March 31, 2010	(875)	(872)

Total stockholders’ equity	577,059	596,982

Total liabilities and stockholders’ equity	$892,608	$947,330

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2009	2010
Net sales	$134,026	$215,664
Cost of sales	101,900	147,561

Gross profit	32,126	68,103

Research and development	2,068	2,535
Selling and administrative expenses	21,635	22,511

Operating income	8,423	43,057

Equity in (earnings) losses of non-consolidated affiliate	(1,212)	774
Other (income), net	(5,534)	(3,259)
Interest expense	1,647	906
Interest income	(117)	(561)

Income before provision for income taxes	13,639	45,197
Provision for income taxes	5,170	11,669

Net income	$8,469	$33,528

Basic income per common share:
Net income per share	$0.07	$0.28

Weighted average common shares outstanding	118,956	120,231

Diluted earnings per common share:
Net income per share	$0.07	$0.28

Weighted average common shares outstanding	119,245	120,957

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2009	2010
Cash flow from operating activities:
Net income	$8,469	$33,528
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	8,028	10,084
Deferred income tax provision	1,686	(8,241)
Equity in (earnings) losses of non-consolidated affiliate	(1,212)	774
Post-retirement and pension plan changes	1,415	2,452
Currency (gains)	(9,161)	(5,617)
Stock-based compensation	517	1,779
Interest expense	329	326
Other charges, net	5,514	489
Dividends from non-consolidated affiliate	122	—
Decrease (increase) in working capital[1]	1,608	(13,347)
(Increase) in long-term assets and liabilities	(2,991)	(1,785)

Net cash provided by operating activities	14,324	20,442

Cash flow from investing activities:
Capital expenditures	(12,637)	(10,764)
Proceeds from repayment of loan to non-consolidated affiliate	—	6,000
(Payments) proceeds from derivative instruments	(419)	35
Net change in restricted cash	60	77
Other	17	109

Net cash used in investing activities	(12,979)	(4,543)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	3,597	(1,076)
Revolving Facility borrowings	62,975	—
Revolving Facility reductions	(48,000)	—
Principal payments on long-term debt	(129)	(56)
Supply chain financing	(24,696)	24,669
Proceeds from exercise of stock options	54	175
Purchase of treasury shares	(14)	(1,138)
Excess tax benefit from stock-based compensation	10	669
Long-term financing obligations	(275)	(281)

Net cash (used in) provided by financing activities	(6,478)	22,962

Net (decrease) increase in cash and cash equivalents	(5,133)	38,861
Effect of exchange rate changes on cash and cash equivalents	(418)	(510)
Cash and cash equivalents at beginning of period	11,664	50,181

Cash and cash equivalents at end of period	$6,113	$88,532

[1]Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$69,092	$(7,593)
Effect of factoring of accounts receivable	(15,869)	(1,115)
Inventories	4,049	(21,039)
Prepaid expenses and other current assets	409	(1,133)
Restructuring payments	(6)	(256)
(Decrease) increase in accounts payable and accruals	(55,584)	17,790
(Decrease) in interest payable	(483)	(1)

Decrease (increase) in working capital	$1,608	$(13,347)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

SEGMENT DATA SUMMARY

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2009	2010
Net sales:
Industrial Materials	$104,521	$182,423
Engineered Solutions	29,505	33,241

Net sales	$134,026	$215,664

Operating income:
Industrial Materials	$6,788	$41,834
Engineered Solutions	1,635	1,223

Operating income	$8,423	$43,057

Operating income margin:
Industrial Materials	6.5%	22.9%
Engineered Solutions	5.5%	3.7%
Operating income margin	6.3%	20.0%